Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement No. 333-173590 of our reports dated 8 February 2011 relating to the consolidated financial statements of CSR plc and subsidiaries and the effectiveness of CSR plc and subsidiaries’ internal control over financial reporting, which appear in the Annual Report on Form 20-F/A of CSR plc and subsidiaries for the fiscal year ended 31 December 2010, and to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

/s/    Deloitte LLP

London, United Kingdom

1 July 2011